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                                                                    EXHIBIT 23.4

AUGUST 23, 1996

Board of Directors
Mid-Peninsula Bancorp
420 Cowper Street
Palo Alto, California 94301
Gentlemen:

    We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement on Form S-4 under the Securities Act of 1933 of the shares of the company's common stock to be issued in connection with the merger of Cupertino National Bancorp, a California corporation ("Cupertino"), with and into the company pursuant to the Second Amended and Restated Agreement and Plan of Reorganization and Merger between the company and Cupertino dated as of August 20, 1996.

                                          Very truly yours,

                                          Bronson, Bronson & McKinnon LLP